Exhibit 10.1

333 South Wabash, 40th Floor, Chicago, IL 60604	Thomas Pontarelli Executive Vice President & Chief Administration Officer Telephone 312-822-5291 Facsimile 312-817-4030 e-Mail thomas.pontarelli@cna.com
November 15, 2011

Peter W. Wilson

Dear Pete:

Except as expressly set forth in this letter agreement, you and Continental Casualty Company (“CNA”) hereby agree to terminate your employment agreement , dated August 24, 2006, as amended September 19, 2008 and March 11, 2010 (“Agreement”), when its term expires on December 31, 2011. Capitalized terms used herein and not otherwise defined are as defined in the Agreement.

Under this new arrangement, effective January 1, 2012, your employment relationship with CNA will be “at will” and your compensation structure would be the same or substantially similar to that currently in effect under the Agreement. You would, of course, be eligible to participate in any changes CNA makes in its senior executive compensation programs.

In furtherance of a mutually beneficial transition, CNA would waive your obligation to comply with the non-competition covenant in Section 9 of the Agreement such that it would automatically expire on January 1, 2012. In addition, CNA would consent to shortening the survival periods by twelve (12) months for all the remaining covenants specified survival periods (except for the claims assistance covenant in Section 12, which would survive in accordance with its original terms). As a result, the non-solicitation covenant in Section 10 and the non-interference covenant in Section 11 would expire twelve (12) months following the date of your actual termination. Covenants with indefinite survival periods (i.e., the confidentiality covenant under Section 7 and the return of materials covenant in Section 13), however, would continue to remain in effect in accordance with their original terms.

As further consideration, CNA would extend certain of its obligations under Section 6.5. Specifically, if your employment is terminated at any time between January 1, 2012 and December 31, 2014 by CNA Without Cause or by you for Good Reason (as each term is defined in the Agreement) (“Involuntary Termination”), CNA would remit severance in an amount equal to the sum of one year of your annual base salary in effect on the date of your Involuntary Termination, plus your then current annual target bonus, and will provide for you to continue to participate, at active employee rates, in such health benefit plans in which you are enrolled, up to a maximum of 12 months, with said period of participation to run concurrently with any period of COBRA coverage (“Severance”); provided, however, that, if an Involuntary Termination occurs after January 1, 2015, your eligibility for severance pay, if any, would be governed solely by the terms of the CNA Severance Pay Plan then in effect and you would no longer be entitled to Severance.

For purposes of clarification, you acknowledge and agree that any provisions under the Agreement involving Section 409A of the Internal Revenue Code shall remain in effect, to the extent applicable, and the release described in Section 6.6 of the Agreement continues to remain a condition precedent to CNA's obligation to remit any payments or other benefits pursuant to Section 6 of the Agreement, with the dates described in Section 6.6 triggered based on the date of your actual termination of employment.

Given that CNA is making an offer to continue your employment beyond December 31, 2011 under a compensation structure substantially similar to that provided for in the Agreement, it does not believe that Section 6.5 of the Agreement is triggered or that your employment should be treated as having been terminated in accordance with Section 6.5 of the Agreement. By signing this letter below, you, on your own behalf and on behalf of your heirs, representatives, successors and assigns, unconditionally agree that, in exchange for the consideration described above, the provision of this offer of continued employment satisfies the obligations of CNA under Section 6.5 of the Agreement.

Sincerely,

/s/ Thomas Pontarelli
Thomas Pontarelli

Accepted and agreed effective as of the date first above written:

/s/ Peter W. Wilson
Peter W. Wilson